Exhibit (g)(1)

FORM OF INVESTMENT ADVISORY AGREEMENT
BETWEEN
NORTHSTAR/TOWNSEND INSTITUTIONAL REAL ESTATE FUND INC.
AND
TOWNSEND GROUP ADVISORS, LLC

This Investment Advisory Agreement (this "Agreement") is made as of                , 2017, by and between NORTHSTAR/TOWNSEND INSTITUTIONAL REAL ESTATE FUND INC., a Maryland corporation (the "Company"), and Townsend Group Advisors, LLC, a Delaware limited liability company (the "Adviser").

WHEREAS, the Company is a newly organized Maryland corporation that is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end management investment company that is operated as an interval fund pursuant to rule 23c-3 under the 1940 Act;

WHEREAS, the Adviser is a Delaware limited liability company that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

WHEREAS, pursuant to the terms of an administration agreement, dated as of ____, 2017, by and between the Company and CNI TCEF Advisors, LLC, a Delaware limited liability company (the "Administrator"), the Company has appointed the Administrator to perform certain administrative services for the Company; and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company necessary for the operation of the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Adviser hereby agree as follows:

INVESTMENT ADVISORY SERVICES

1.           Investment Advisory Duties of the Adviser.

(a)         Retention of Adviser. The Company hereby appoints the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (the "Board of Directors"), for the period and upon the terms herein set forth, in accordance with:

(i)          the investment objectives, strategies, policies and restrictions that are set forth in the Company's offering document on Form N-2 filed with the Securities and Exchange Commission (the "SEC"), as amended from time to time (the "Offering Statement"), the Company's prospectus that forms a part of the Offering Statement, as amended and supplemented (the "Prospectus"), and/or the Company's periodic reports filed with the SEC from time to time;

(ii)         during the term of this Agreement, all other applicable federal and state laws, rules and regulations, and the Company's articles of incorporation (the "Articles of Incorporation") and bylaws (the "Bylaws"), in each case as may be amended from time to time;

(iii)        such investment policies, directives, regulatory restrictions as the Company may from time to time establish or issue and communicate to the Adviser in writing; and

(iv)        the Company's compliance policies and procedures as applicable to the Adviser and as administered by the Company's chief compliance officer.

(b)         Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)          determine the composition and allocation of the Company's investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii)         establish and maintain processes to identify, evaluate and negotiate the structure of the Company's investments;

(iii)        perform or supervise other parties in performing due diligence on certain prospective investments recommended by the Adviser or the Sub-Adviser;

(iv)        execute, close, service and monitor the Company's investments;

(v)         perform, oversee and supervise the various management and operational functions relating to the Company's investments, including any subsidiaries or joint ventures;

(vi)        determine the securities and other assets that the Company shall purchase, retain or sell; and

(vii)       provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably request or require for the investment of its funds.

(c)         Power and Authority. To facilitate the Adviser's performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority to act on behalf of the Company to effectuate investment decisions for the Company, including the execution and delivery of all documents relating to the Company's investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing or another form of borrowing, the Adviser shall use commercially reasonable efforts to arrange or assist in arranging for such financing or borrowing on the Company's behalf, subject to the oversight and approval of the Board of Directors. In the event that the Company determines that it is necessary to make investments on behalf of the Company through a subsidiary (each, a "Subsidiary"), the Adviser shall have the authority to (i) through the Administrator, arrange for the creation of, such Subsidiary, (ii) manage the

Subsidiary and its investments, and, to the extent necessary, enter into a separate investment advisory agreement with such Subsidiary, (iii) through the Administrator, arrange for the creation, of special purpose vehicles through which the Subsidiary may invest and (iv) take any other actions with respect the Subsidiary that the Adviser deems, in its sole discretion, appropriate. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, either directly or through a Subsidiary, the Adviser shall have authority to, through the Administrator, arrange for the creation of such special purpose vehicle and to make investments through such special purpose vehicle in accordance with applicable law. The Company also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, reasonably necessary or advisable to carry out its duties pursuant to this Agreement.

(d)         Acceptance of Appointment. The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e)         Sub-Advisers. The Adviser is hereby authorized to enter into one or more investment sub-advisory agreements (each an "Investment Sub-Advisory Agreement") with other investment advisers (each a "Sub-Adviser") pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and/or the Fund with the scope of such services and oversight to be set forth in each Investment Sub-Advisory Agreement. The Adviser will enter into an initial Sub-Advisory Agreement (the "Initial Sub-Advisory Agreement") with CNI TCEF Advisors, LLC (the "Initial Sub-Adviser") as a Sub-Adviser.

(f)          Record Retention. Subject to review by, and the overall control of, the Board of Directors, the Adviser shall maintain and keep all books, accounts and other records of the Adviser that relate to investment advisory activities performed by the Adviser hereunder as required under the 1940 Act and the Advisers Act. The Adviser shall at all reasonable times have access to the books and records of the Company. The Adviser agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company. The Adviser further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Company.

2.          Expenses Payable by the Company.

(a)         Adviser Personnel. All investment personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.

(b)         Costs. Subject to the limitations on expense reimbursement of the Adviser as set forth in Section 2(c) below, the Company, either directly or through reimbursement to the Adviser, shall bear all costs and expenses of its operations and its investment transactions, including without limitation, expenses relating to: the cost of organizing as a Maryland corporation, including the cost of legal services and other fees pertaining to the Company's organization, plus the costs and expenses pertaining to the offering of the Company's shares of common stock ("Shares") pursuant to the Offering Statement, including the costs associated with assembling, printing and mailing offering materials, processing subscription agreements, generating advertising and sales materials, legal and accounting services provided to the Company, and registration and qualification of securities under federal law, including taxes and fees (collectively, "Organization and Offering Expenses"); corporate and organizational expenses relating to borrowings and offerings of the Shares and other securities and incurrences of any indebtedness, subject to limitations included in this Agreement; the cost of calculating the Company's daily net asset value, including the cost of any third-party valuation services; the cost of effecting sales and repurchases of the Shares and other securities; investment advisory fees of the Adviser; fees payable to third parties relating to, or associated with, making, monitoring and disposing of investments and valuing investments and enforcing contractual rights, including fees and expenses associated with performing due diligence reviews of prospective investments; reasonable travel costs associated with due diligence or monitoring of investments; the fees, costs and operating expenses relating to a Subsidiary; the fees and costs relating to any special purpose vehicles formed to make investments on behalf Company either directly or through a Subsidiary; research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data); transfer agent, administration and custodial fees; fees and expenses associated with the Company's marketing efforts; interest payable on debt, if any, incurred to finance the Company's investments; federal and state registration fees; federal, state and local taxes; the fees and expenses of any directors of the Company who are not affiliated persons (as defined in the 1940 Act) of the Adviser; costs of proxy statements, shareholders' reports and notices; fidelity bond, directors and officers/errors and omissions liability insurance and other insurance premiums; direct costs such as printing, mailing, long distance telephone and staff costs; fees and expenses associated with independent audits and outside legal costs, including compliance with the Sarbanes-Oxley Act of 2002; costs associated with the Company's reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws; brokerage commissions for the Company's investments; and all other fees and expenses incurred by the Adviser or the Company in connection with administering the Company's business, including all fees and expenses incurred by the Adviser in performing its obligations under this Agreement and the reimbursement of the allocable portion of the compensation (which may include, but is not limited to, salary, benefits, bonuses and incentive compensation, if any) of certain of the Company's administrative personnel (which shall not include the Company's Chief Financial Officer or the Company's Chief Compliance Officer), to the extent they are not controlling persons of the Adviser or any of its affiliates, subject to the limitations included in this Agreement.

Prior to the effective date of this Agreement, the Adviser, either directly or through its affiliates, will bear Organization and Offering Expenses on behalf of the Company. Upon such time that this Agreement becomes effective pursuant to Section 15(a), the Adviser will be entitled to receive reimbursement from the Company and the Company will be liable to pay the Adviser for Organization and Offering Expenses that the Adviser has paid on behalf of the Company, either directly or through its affiliates, (the "Reimbursable O&O Expenses") until all of the Organization and Offering Expenses incurred and/or paid by the Adviser or its affiliates have been recovered, subject to any expense limitation agreement and/or applicable regulatory limitations.

Under the terms of this Agreement, the Adviser and certain of its affiliates will become entitled to receive reimbursement for any future offering or organization costs incurred, subject to any expense limitation agreement and/or applicable regulatory limitations.

(c)         Reimbursement. Expenses incurred by the Adviser on behalf of the Company, payable pursuant to this section and as approved by the Chief Financial Officer of the Company, shall be reimbursed by the Company for its expenses incurred in accordance with this Section 2 promptly following its request therefor, but in no event later than 30 business days following such request. The Adviser shall prepare a statement documenting the expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement.

3.          Compensation of the Adviser. The Company agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory services provided by the Adviser hereunder, a management fee ("Management Fee") as hereinafter set forth. Any of the fees payable to the Adviser under this Section 3 for any partial month or calendar quarter shall be appropriately prorated.

(a)         Management Fee. The Management Fee will be calculated at an annual rate of 1.50% of the Company's daily net assets. The Management Fee will be payable quarterly in arrears and will be calculated based on the average value of the Company's daily net assets. The Management Fee may or may not be taken in whole or in part at the discretion of the Adviser. All or any part of the base Management Fee not taken as to any quarter will be deferred without interest and may be taken in such other quarter as the Adviser will determine. The Management Fee for any partial month or quarter will be appropriately prorated.

(b)         Waiver or Deferral of Fees. The Adviser may elect to defer or waive all or a portion of the Management Fee that would otherwise be paid to it. Prior to implementing any waiver or deferral applicable to the payment of any fee to the Adviser, the Company shall obtain written instructions from the Adviser with respect to any deferral or waiver of any portion of such fees. Any portion of a deferred fee payable to the Adviser and not paid over to the Adviser with respect to any month, calendar quarter or year shall be deferred without interest and may be paid over in any such other month prior to the occurrence of the termination of this Agreement or a liquidity event, as the Adviser may determine upon written notice to the Company.

4.          Covenant of the Adviser.

(a)         Maintenance of Registration and Compliance with Laws. The Adviser covenants to maintain its registration as an investment adviser under the Advisers Act until the expiration or termination of this Agreement. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.          Brokerage Commissions; Front End Fees.

(a)         Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction, excluding the sale of securities of the Company, in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm's risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company's portfolio, and is consistent with the Adviser's duty to seek the best execution on behalf of the Company. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

OTHER PROVISIONS

6.          Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including all "nonpublic personal information," as defined under the Gramm-Leach-Bliley Act of 1999 (Public law 106-102, 113 Stat. 1138), shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement or any other agreement between or among the parties hereto for the provision of services to the Company. Except as may be required in carrying out this Agreement, confidential information under this Section 6 shall not be disclosed to any third party, without the prior consent of such providing person, except that such confidential information may be disclosed to an affiliate or agent of the disclosing person to be used for the sole purpose of rendering services pursuant to this Agreement or any other agreement between or among the parties hereto for the provision of services to the Company. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed to any regulatory authority, by judicial or administrative process or otherwise by applicable law or regulation.

7.          Independent Contractor Status. The Adviser, and any others with whom the Adviser contracts or arranges to provide the services set forth herein, shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

8.          Other Activities of the Adviser.

Subject to all applicable law, the services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Company, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and shareholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, shareholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.

9.          Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, member, director, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

10.         Indemnification; Limitation of Liability.

(a)          Indemnification. None of the Adviser, any of its affiliates or any of the respective partners, officers, director and employees of the Adviser or any such affiliate (for the purposes of this Section 10 only, "Affiliates") or any person who within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), controls, is controlled by or is under common control with the Adviser ("Control Persons") shall be subject to any liability to the Company, its Affiliates or to any shareholder of the Company for any error of judgment or mistake of law, exercise of fiduciary duty (without regard to whom such duty is owed) or any other act or omission in the course of, or connected with, rendering services hereunder, for any losses that may be sustained in the purchase, holding or sale of any security by the Company, or as a result of any activities of any other person appointed by the Adviser or retained by the Company to provide services to the Company, and shall not be subject to any liability to the Company or any of the Company's shareholders in connection with the matters to which this Agreement relates, provided that nothing herein shall be construed to protect the Adviser, its Affiliates or any Control Person of the Adviser against (1) such person's willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (2) any untrue statement of a material fact (or an omission of such statement) contained in any prospectus of the Company ("Prospectus"), Offering Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Company or the Adviser to the extent that such statement was (x) made in reliance on information furnished to the Company in writing by the Adviser, its Affiliates or Control Persons and (y) the Adviser, its Affiliates or Control Persons consented to its disclosure. Additionally, each of the Adviser, its Affiliates and each Control Person of the Adviser may consult with legal counsel, accountants and other experts selected by it and shall have no liability to the Company or to any shareholder of the Company for acting or refraining from acting on behalf of the Adviser or the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or other experts.

The Company agrees to indemnify and hold harmless the Adviser, its Affiliates and each Control Person of the Adviser (each a "Indemnified Party") against all losses, damages, costs and expenses, together with all legal (including reasonable attorney's fees) and other expenses (collectively, "Losses") reasonably incurred by an Indemnified Party with respect to (i) any matter with respect to the operations of the Company, the services of the Adviser or any Affiliate of the Adviser under this Agreement or the services of the Adviser and the services of any other person appointed by the Adviser or retained by the Company to provide services to the Company, other than liabilities occurring as a result of the Adviser's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder, or (ii) any untrue statement of a material fact (or an omission of such statement) contained in any Prospectus, Offering Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Company, unless such statement was made in reliance on and in conformity with written information furnished to the Company by the Adviser for use therein.

Notwithstanding the foregoing, in no case shall the Company's indemnity hereunder be inconsistent with the laws of the State of Delaware or the Articles of Incorporation. Notwithstanding anything set forth in this Section 10 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of any liability to the Company or its shareholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties or by reason of the reckless disregard of the Adviser's duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

11.         Effectiveness, Duration and Termination of Agreement.

(a)         Term and Effectiveness. This Agreement shall become effective as of the date first set forth above. This Agreement shall remain in effect for two (2) years from the effective date hereof, and thereafter shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by: (i) the vote of the Company's Board of Directors, including the vote of a majority of the Company's directors who are not "interested persons" (as such term is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement (the "Independent Directors"), in accordance with the requirements of the 1940 Act, or (ii) by the vote of the holders of a majority of the outstanding voting securities of the Company entitled to vote and the vote of a majority of the Company's Independent Directors.

(b)         Termination. This Agreement shall automatically terminate in the event of its "assignment" (as such term is defined for purposes of construing Section 15(a)(4) of the 1940 Act). In addition, this Agreement may be terminated at any time, without the payment of any penalty, (a) by the Company upon 60 days' written notice to the Adviser, (i) upon the vote of a majority of the outstanding voting securities of the Company, or (ii) by the vote of the Company's Independent Directors, or (b) by the Adviser upon 60 days' written notice to the Company. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration, the provisions of Section 10 of this Agreement shall remain in full force and effect, and the parties shall remain entitled to the benefits thereof.

(c)         Payments to and Duties of Adviser Upon Termination.

(i)          After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement, including any deferred fees.

(ii)         The Adviser shall promptly upon termination:

(A)         deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors;

(B)         deliver to the Board of Directors all assets and documents of the Company then in custody of the Adviser; and

(C)         cooperate with the Company to provide an orderly transition of services.

12.         Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board or the Company:

NorthStar/Townsend Institutional Real Estate Fund Inc.

c/o Colony NorthStar, Inc.

399 Park Avenue, 18th Floor

New York, New York 10022

With a copy to:

NorthStar/Townsend Institutional Real Estate Fund Inc.

c/o Colony NorthStar, Inc

515 S Flower St, 44th Floor

Los Angeles, CA 90071

Attention: Legal Director

To the Adviser:

Townsend Group Advisors, LLC

1660 West 2nd Street, Suite 450

Cleveland, Ohio 44113

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 12.

13.         Amendments. This Agreement may be amended by mutual written consent of the parties, provided that the terms of any material amendment shall be approved, if such approval is required by applicable law, by: (a) the Board of Directors or by a vote of a majority of the outstanding voting securities of the Company (as required by the 1940 Act), and (b) the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval.

14.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

15.         Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a registered investment company under the 1940 Act and the Adviser is regulated as an investment adviser under the Advisers Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act, respectively, and any other then-current regulatory interpretations thereunder. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

16.         Insurance. The Company shall acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which may name the Adviser as an additional insured party (each an "Additional Insured Party" and collectively the "Additional Insured Parties"). Such insurance policy shall include reasonable coverage from a reputable insurer. The Company shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the

Company, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Adviser is a named Additional Insured Party on such policy, the Company shall provide the Adviser with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section 16 notwithstanding, the Company shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the Independent Directors.

17.         Use of Names.

(a)         The NorthStar Name. Colony NorthStar, Inc. ("Colony NorthStar") and its affiliates have a proprietary interest in the name "NorthStar." Colony NorthStar hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name "NorthStar" during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Adviser or one of its affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from Colony NorthStar, cease to conduct business under or use the name "NorthStar" or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name "NorthStar" or any other word or words that might, in the reasonable discretion of Colony NorthStar, be susceptible of indication of some form of relationship between the Company and Colony NorthStar or any of its affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word "NorthStar." Consistent with the foregoing, it is specifically recognized that Colony NorthStar or one or more of its affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate loans, real estate-related debt securities and other real estate assets) and financial and service organizations having "NorthStar" as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. Colony NorthStar shall govern the Company's use of the name "NorthStar" and the Company's use of the "NorthStar" name will be in strict accordance with any quality standards and specifications that may be established by Adviser and communicated to Company from time to time.

(b)         The Townsend Name. Townsend Holdings, LLC ("Townsend") and its affiliates have a proprietary interest in the name "Townsend." Townsend hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name "Townsend" during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Adviser or one of its affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from Townsend, cease to conduct business under or use the name "Townsend" or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name "Townsend" or any other word or words that might, in the reasonable discretion of Townsend, be susceptible of indication of some form of relationship between the Company and Townsend or any of its affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word "Townsend." Consistent with the foregoing, it is specifically recognized that Townsend or one or more of its affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate loans, real estate-related debt securities and other real estate assets) and financial and service organizations having "Townsend" as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. Townsend shall govern the Company's use of the name "Townsend" and the Company's use of the "Townsend" name will be in strict accordance with any quality standards and specifications that may be established by Adviser and communicated to Company from time to time.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

NORTHSTAR/TOWNSEND INSTITUTIONAL REAL ESTATE FUND INC., a Maryland corporation

By:
Name:
Title:

TOWNSEND GROUP ADVISORS, LLC, a Delaware limited liability company

By:
Name:
Title:

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